SCHEDULE 14C INFORMATION

(RULE 14C - 101)

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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VALIC Company II

(formerly known as North American Funds Variable Product Series II)

(Name of Registrant as Specified in Its Charter)

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VALIC Company II

(previously known as North American Funds Variable Product Series II)

February 19, 2002

Dear Participant:

Thank you for choosing to invest with us. As you know from the recent proxy mailed to you, American General Corporation and its subsidiaries, including The Variable Annuity Life Insurance Company ("VALIC"), the adviser to VALIC Company II, were acquired by American International Group, Inc. on August 29, 2001. This acquisition automatically terminated the investment advisory and sub-advisory agreements for the VALIC Company II Funds (the "Funds" and each a "Fund"), causing VALIC to begin a thorough review of Fund offerings and sub-advisers. Further, due to new federal laws concerning mutual fund names, VALIC reviewed each Fund's investment objective and strategy to ensure compliance with the new federal laws.

As a result of this review, VALIC recommended, and the VALIC Company II Board of Trustees approved, a portfolio sub-adviser change for the Small Cap Growth Fund, formerly known as North American - J.P. Morgan Small Cap Growth Fund. Effective January 1, 2002, Franklin Advisers, Inc. is the new sub-adviser for the Small Cap Growth Fund. Prior to January 1, 2002, J.P. Morgan Investment Management, Inc. was the sub-adviser for the Small Cap Growth Fund. In addition, the Small Cap Growth Fund's investment strategy and objective have changed, as discussed in the attached Information Statement. We are sending this Iinformation Sstatement to you because our records show the Small Cap Growth Fund as one of your variable annuity investment options as of January 2, 2002.

Please feel free to call us at 1-800-448-2542 should you have any questions on the enclosed Iinformation Sstatement. We thank you for your continued support and investments.

Sincerely,

/s/ Robert P. Condon

Robert P. Condon

President

VALIC Company II

Information Statement

VALIC Company II

(previously known as North American Funds Variable Product Series II)

SMALL CAP GROWTH Fund

2929 Allen Parkway

Houston, Texas 77019

Introduction

This Iinformation Sstatement relates to the sub-adviser (portfolio manager) for the Small Cap Growth Fund, formerly known as North American - J.P. Morgan Small Cap Growth Fund, (the "Fund") of VALIC Company II ("VC II"). The sub-adviser from the Fund's inception on September 21, 1998 through December 31, 2001 was J.P. Morgan Investment Management, Inc. ("J.P. Morgan"). As a result of VALIC's the acquisition of American General Corporation ("American General") and its subsidiaries, including The Variable Annuity Life Insurance Company ("VALIC" or the "Adviser"), the adviser to VC II, by American International Group, Inc. ("AIG") on August 29, 2001, , VALIC reviewed each the Fund's relationship with theeach sub-adviser.

Based on its review, VALIC recommended to the Fund's Board of Trustees (the "Board") that Franklin Advisers, Inc. ("Franklin") should become the Fund's new sub-adviser. This sub-advisory change was approved by the Board on October 23, 2001. The Board also approved a new Investment Sub-Advisory Agreement (the "Franklin Sub-Advisory Agreement") for the Fund, between ~~The Variable Annuity Life Insurance Company ("~~VALIC ~~")~~and Franklin. The Franklin Sub-Advisory Agreement is the same in all material respects to the J.P. Morgan Investment Sub-Advisory Agreement with the former sub-adviser (the "J.P. Morgan Sub-Advisory Agreement"), dated August 29, 2001, in effect between VALIC and J.P. Morgan, except for the name of the sub-adviser, effective date and term.

The Fund has received an exemptive order from the Securities and Exchange Commission ("SEC") which allows VALIC, subject to certain conditions, to select new sub-advisers or replace existing sub-advisers without first obtaining shareholder approval of the change. The Board, including a majority of those trustees who are not parties to a sub-advisory agreement or interested persons of any such party ("Independent Trustees"), as defined by the Investment Company Act of 1940, as amended, (the "1940 Act"), must first approve each sub-aAdvisory aAgreement. This allows VALIC to act more quickly to change sub-advisers when it determines that a change is beneficial to shareholders. Within 90 days of such a change, the Fund will provide information to shareholders about the new sub-adviser and its agreement. This information statement is being provided to you to satisfy this requirement. This statement is being mailed on or about February 19, 2002[insert date] to all participants in annuity contracts who chose the Fund as a variable investment option prior to January 2, 2002 (the "Record Date").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Adviser and its Responsibilities

VALIC is an investment adviser registered with the Securities and Exchange Commission ("SEC"). VALIC is located at 2929 Allen Parkway, Houston, Texas 77019. It is engaged in the business of rendering investment advisory and management services to various investment companies. VC II has contracted with VALIC to furnish these services to the Fund and VALIC is paid an annual management fee, based on the Fund's average daily net assets. Accordingly, VALIC provides ongoing management supervision and policy direction to the Fund.

At its own expense, VALIC may designate a sub-adviser to manage the investments of the Fund. The sub-adviser makes investment decisions for the Fund according to the Fund's investment objective and restrictions. Subject to the oversight of VALIC, the sub-adviser evaluates pertinent economic, statistical, financial and other data in order to determine the optimal portfolio holdings to meet the Fund objectives and performance benchmark.

As the Adviser to the Fund, VALIC monitors each sub-adviser and compares Fund performance with relevant market indices and peer groups. VALIC watches for corporate actions and examines each sub-adviser's compliance with VALIC and fund policies. VALIC regularly provides written reports to the Board describing the results of its evaluation and oversight functions. In addition, VALIC looks to develop stronger relationships with fewer investment firms that can ultimately benefit all the fund shareholders through greater marketing and service support. As a result of this extensive evaluation, VALIC recommended that the Board appoint Franklin as the new sub-adviser to the Fund. Franklin supplied its information about its sub-advisory team and its investment philosophy to the Board for review, along with other important documentation.

The Sub-Advisory Agreements

As noted above, the J.P. Morgan and Franklin Sub-Advisory Agreements are the same in all material respects. J.P. Morgan and Franklin are hereinafter referred to as the "Sub-Adviser". In each agreement, the Sub-Adviser agrees to provide an investment program for the Fund and is responsible for the investment and reinvestment of the Fund's assets. The Sub-Adviser has broad latitude in selecting securities for the Fund, subject to VALIC's oversight. The Sub-Adviser may place trades through brokers of its choosing and will take into consideration the quality of the brokers' services and execution, as well as services such as research and providing equipment or paying any Fund expenses, in setting the amount of commissions paid to a broker. For these services, VALIC pays a sub-advisory fee, based on the average daily net assets of the Fund, consisting of a monthly fee computed at the annual rate of 0.60%. The sub-advisory fee rates are the same under both the J.P. Morgan and the Franklin Sub-Advisory Agreements.

Both Sub-Advisory Agreements provide that the Sub-Adviser shall not be subject to liability to VALIC, the Fund, or to any shareholder of the Fund for any act or omission in rendering services under the Sub-Advisory Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, as long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser's obligations or duties. Each Sub-Advisory Agreement provides for automatic termination unless at least annually, its continuance is approved by (i) the Board or the affirmative vote of the holders of a majority of the outstanding shares of the Fund, and (ii) the Independent Trustees. Each Sub-Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, VALIC, or the holders of a majority of the outstanding shares of the Fund, upon 30 to 60 days written notice. If you would like a copy of the Franklin Sub-Advisory Agreement, please write to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company II, 2929 Allen Parkway, Houston, Texas 77019.

Effective and Termination Dates: The J.P. Morgan Sub-Advisory Agreement was executed on August 29, 2001, upon the acquisition of American General by AIG. The J.P. Morgan Sub-Advisory Agreement had an initial two-year term, subject to annual review thereafter. The Franklin Sub-Advisory Agreement was unanimously approved by the Board, including a majority of the Independent Trustees, on October 23, 2001. The effective date was January 1, 2002, and the Agreement will be reviewed again in 2003.

Board Considerations

In connection with its review and approval of the Franklin Sub-Advisory Agreement, the Board reviewed materials furnished regarding Franklin and its sub-advisory responsibilities, including information on the investment fees and performance of the Fund and a comparative peer group. The Board also received sales and redemption data and VALIC's general economic outlook. The Board reviewed information regarding the investment processes of Franklin and considered the historical performance it achieved in connection with similar funds. Furthermore, the Board considered the performance of the Fund, noting that for the past year it has lagged its benchmark and its peers.

The Board reviewed the duties of the Sub-Adviser, including the formulation and implementation of investment programs, the evaluation of Fund investments, and the use of soft dollars and directed brokerage (see below), and relationship management. The Board was also informed about the resources devoted to compliance management and the non-investment management services provided. The Board determined that the sub-advisory fees are fair and reasonable in light of the services to be provided and concluded that the Franklin Sub-Advisory Agreement isare in the best interests of the Fund and its shareholders. In reviewing these Proposals,the proposed change in Sub-Adviser, the Board considered these factors, among others, as discussed below.

In connection with its approval of the Franklin Sub-Advisory Agreement, the Board considered that the recommendation did not involve any material changes in the overall form of the Sub-Advisory Acontractgreement or any of the Fund's objectives or policies, and observed that the fees remained the same. As part of their deliberations, the Board took into account the following, among other factors: the nature and quality of the services provided or reasonably anticipated to be provided and the results achieved or reasonably anticipated to be achieved by Franklin; the amount and structure of investment sub-advisers' fees generally and the fees payable under the Franklin Sub-Advisory Agreement; the management, personnel and operations of Franklin; and the commitment of Franklin to the financial services industry. The Board considered that effective January 1, 2002, the investment objective of the Fund would be changed to seeking long-term capital growth from long-term growth of capital from a portfolio of equity securities of small capitalization growth companies. Additionally, pursuant to new federal laws, the Fund's investment strategy changed from 65% of total assets to 80% of net assets being invested in equity securities of small capitalization companies.

The Board also considered that the terms of the Franklin Sub-Advisory Agreement are the same in all material respects as those of the J.P. Morgan Sub-Advisory Agreement. The Board, including all of the Independent Trustees, determined that the terms of the Franklin Sub-Advisory Agreement are fair and reasonable and that the approval of the Franklin Sub-Advisory Agreement is necessary and in the best interests of the Fund, on behalf of its shareholders, to ensure the continued receipt of the same quality of services as is currently provided.

Information about Franklin

Franklin is a California corporation formed on October 29, 1985 and was registered with the SEC as an investment adviser in 1985. Franklin is a wholly-owned subsidiary of Franklin Resources, Inc., a publicly traded, global investment management organization. The business address for Franklin and its parent is One Franklin Parkway, San Mateo, CA 94403-1906. As of October 31, 2001, subsidiaries of Franklin Resources, Inc. had $251.6 billion in assets under management.

Franklin is not affiliated with VALIC. No Trustee of VC II has owned any securities, or has had any material interest in, or a material interest in a material transaction with Franklin or its affiliates since the beginning of the Fund's most recent fiscal year.

Franklin is the investment adviser for other mutual funds which have an investment objective similar to the Fund. The name of each such fund, together with information concerning the fund's assets, the annual fees paid and the waiver or reimbursement percentage (as a percentage of average net assets) to Franklin for its services, are set forth below.
Fund Name	Assets as of 12/31/01	Fee Rate	Reimbursement
Franklin Small Cap Growth II Fund	$1,400,000,000	0.54%	-0.05%
Lutheran Brotherhood Small Cap Fund	$5,700,000	0.60%	N/A

The principal executive officer and directors of Franklin and their principal occupations, if different from their positions with Franklin are included in Appendix A. The business address of each person is One Franklin Parkway, San Mateo, CA 94403-1906.

Brokerage Selection Practices

CSAMVALIC has provided the following information to the Board aboutits the Fund's brokerage selection practices, including soft dollars, directed brokerage, and transactions with affiliated brokers. These are important practices to evaluate when deciding to hire or continue a contract with a sub-adviser, and which are subject to extensive regulation under the federal securities laws. VALIC reviewed these practices and evaluated any conflicts of interest inherent in the Ssub-Adviser's policies and practices. Soft dollars: The term "soft dollars" is often used to describe that part of the basic trade commission which exceeds the lowest rate available from other broker-dealers and which is used by the adviser to obtain research and other services from broker-dealers. Soft dollars have not been used to offset expenses of the Fund. Directed brokerage: A directed brokerage agreement includes those arrangements under which products or services (other than execution of securities transactions), expense reimbursements, or commissions are recaptured for a client from or through a broker-dealer, in exchange for directing the client's brokerage transactions to that broker-dealer. The Board has determined that a directed brokerage arrangement with State Street Brokerage, Lynch Jones and Ryan, and/or any other comparable broker-dealer is in the best interest of each Fund and its shareholders and therefore has conveyed the information to sub-advisers. TheA Fund may participate in directed brokerage arrangements, provided the portfolio manager can still obtain the best price and execution for trades. Directed brokerage arrangements are generally subject to a maximum of 20% of a Fund's eligible commissions. Thus, the a Fund may benefit from the products or services or recaptured commissions obtained through the directed brokerage arrangement, although there may be other transaction costs, greater spreads, or less favorable net prices on transactions. As long as the trader executing the transaction for the a Fund indicates that this is a directed brokerage transaction, the Fund will get a percentage of commissions paid on either domestic trades or international trades credited back to the Fund. These credits are in hard dollars and could be used to offset the Fund's custody expenses or to pay other Fund expenses (excluding expenses payable to affiliates). By entering into a brokerage/service arrangement, the a Fund can reduce expenses reported to shareholders in its statement of operations, fee table and expense ratio and can increase its reported yield. Any such transactions will be disclosed in the registration statement for the Funds. Transactions with affiliated brokers: does not typically participate in transactions with affiliated brokers. There is no affiliation between CSAM or any person affiliated with CSAM or the Fund and any broker-dealer that may execute a transaction for the FundFranklin does not typically participate in transactions with affiliated brokers.

The Fund paid brokerage commissions of $459 in brokerage commissions on transactions totaling $27,969, or 1.6% of aggregate brokerage commissions, to Archipelago Holdings, LLC, an affiliated broker of J.P. Morgan during the past fiscal year.

Other Service Agreements

VC II has service agreements with VALIC, or an affiliate, to provide accounting and administrative services to the Fund and to provide transfer agent services. Transfer agent services also include shareholder servicing and dividend disbursements. For the fiscal year ended August 31, 2001, the Fund paid VALIC the following amounts pursuant to such agreements: $12,304 for accounting fees, $70,196 for administrative services fees and $250 for transfer agency fees.

ANNUAL REPORTS

Copies of the most recent Annual Report may be obtained without charge if you:

  write to:

VALIC Company II

2929 Allen Parkway

Houston, Texas 77019

  call (800) 448-2542

  access the Report through the Internet at www.valic.com

SHAREHOLDER PROPOSALS

The Fund is not required to hold annual shareholder meetings. Shareholders who would like to submit Proposals for consideration at future shareholder meetings should send written Proposals to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company II, 2929 Allen Parkway, A36-02, Houston, Texas 77019.

OWNERSHIP OF SHARES

As of the Record Date, there were 2,898,871 shares of the Fund outstanding. All shares of the Fund are owned by VALIC Separate Account A (98.60%) and VALIC Separate Account C (1.40%). To VALIC's knowledge, no person owns a variable annuity contract or interests therein for more than 5% of the outstanding shares of the Fund. The Trustees and officers of VALIC Company II and members of their families as a group, beneficially owned less than 1% of the common stock of the Fund as of August 31, 2001 the Record Date.

Legal Proceedings

There are no material legal proceedings to which the Fund is a party.

APPENDIX A

Name	Position with Franklin and Principal Occupation
Charles E. Johnson	President and Director
Harmon E. Burns	Executive Vice President and Director
Martin L. Flanagan	Executive Vice President
Edward B. Jamieson	Executive Vice President
Jack Lemein	Executive Vice President
Christopher Molumphy	Executive Vice President
Rupert H. Johnson, Jr.	Director
Sheila Amoroso	Senior Vice President
Roger Bayston	Senior Vice President
Rafael Costas	Senior Vice President
Frank M. Felicelli	Senior Vice President
Conrad Hermann	Senior Vice President
Chauncey Lufkin	Senior Vice President
Thomas Runkel	Senior Vice President
Bernard Schroer	Senior Vice President
Thomas Walsh	Senior Vice President
Doug Barton	Vice President
Molly Butler	Vice President
Canyon Chan	Vice President
Grace Cheng	Vice President
Tony Coffey	Vice President
James Conn	Vice President
Fred Fromm	Vice President
Steven Hiatt	Vice President
Carrie Higgens	Vice President
Jeff Holbrook	Vice President
John Hopp	Vice President
Gregory E. Johnson	Vice President
Ian Link	Vice President
Michael McCarthy	Vice President
Evan McCulloch	Vice President
Scott Owens	Vice President
Serena Perin	Vice President
Ed Perks	Vice President
John Pomeroy	Vice President
John P. Scandalio	Vice President
Betsy Schwab	Vice President
Kent Shepherd	Vice President
Richard Smyth	Vice President
Theresa Spath	Vice President
Eric Takaha	Vice President
Glenn Voyles	Vice President
John Wiley	Vice President
Stella Wong	Vice President
Robert Yolland	Vice President
Rosario Aleli C. Arevalo	Assistant Vice President
Charles R. Sims	Senior Vice President-Finance, Treasurer and Principal Financial Officer
Leslie M. Kratter	Secretary